Exhibit 21

PRIMEDIA Inc. Subsidiaries

as of March 7, 2009

Entity			Jurisdiction of Organization
Consumer Source Inc. (f/k/a PRIMEDIA Companies Inc.)			Delaware
1.	Consumer Source Holdings Inc. (f/k/a Consumer Source Inc. and Haas Publishing Companies, Inc.)		Delaware
	(a)	Distributech LLC (f/k/a Telecomclick LLC)	Delaware
	(b)	Guias do Brasil Ltda	Brazil
	(c)	HPC Interactive LLC	Delaware
	(d)	San Diego Auto Guide Inc.	Delaware
2.	C1 Corporation (f/k/a Channel One Communications Corporation)		Delaware
	(a)	Cover Concepts Marketing Services, LLC(1)	Delaware
3.	HSW Video LLC(2)		Delaware
4.	Media Central LLC		Delaware
	(a)	Media Central Acquisition, LLC	Delaware
5.	PRIMEDIA Information Inc.		Delaware
	(a)	IntelliChoice, Inc.	California
6.	PRIMEDIANet Inc.		Delaware
	(a)	Channel One Interactive, Inc.	Delaware
	(b)	ConsumerClick Corp. (f/k/a PRIMEDIA Newco II Inc.)	Delaware
	(c)	IndustryClick Corp. (f/k/a PRIMEDIA Newco Inc.)	Delaware
	(d)	PRIMEDIA California Digital Inc. (f/k/a EMAP Digital USA, Inc. and Enthusiast Ventures.com, Inc.)	Delaware
7.	PRIMEDIA Ventures, Inc.		Delaware

(1)	99% held by C1 Corporation and 1% held by Consumer Source Inc.

(2)	HSW Video LLC is a joint venture where 50% is owned by PRIMEDIA Digital Video Holdings and 50% is owned by Howstuffworks.com, Inc.